Exhibit 10.1

CONTRACT OF EMPLOYMENT

THIS DEED is dated as of 15 November 2024 and is made among:

(1)	CONDUIT PHARMACEUTICALS LIMITED (“CPL”);

(2)	CONDUIT UK MANAGEMENT LTD. (the “Company”); and

(3)	JAMES BLIGH, of Braeside, Crimp Hill, Old Windsor, TW20 0YB, UK (“you”).

You and CPL entered into a Contract of Employment effective as of 1 March 2000, as amended on 22 September 2023 and 15 November 2023 (the “Original Deed”). This Deed replaces and supersedes, in its entirety, the Original Deed, which Original Deed is null and void as of the Effective Date.

IT IS AGREED that:

1.	EMPLOYMENT

1.1	Capacity

Your employment with the Company will continue on the Effective Date in accordance with the terms of this Deed. The Company will employ you with the title of Senior Vice President – Strategy. You also agree to serve, without additional compensation, as Senior Vice President – Strategy and as Interim Chief Financial Officer of Conduit Pharmaceuticals Inc. You will report to the Chief Executive Officer of Conduit Pharmaceuticals Inc.

1.2	Role

Your duties, responsibilities and objectives will be as notified to you from time to time. The nature of the Group’s business requires that you are flexible in your approach to work. Accordingly, you will be expected to work jointly with others in performing your duties and to undertake alternative and additional duties which are appropriate to your skills and experience that may be allocated to you, taking into account the changing needs of the Group’s business and your role within it.

1.3	Permission to work in the United Kingdom

(a)	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment.

(b)	You will co-operate with the Company in providing valid, original or copy documents and information promptly when requested by the Company in connection with this clause. You will update the Company promptly of any change in your contact details, address and any significant change in your circumstances which may impact your permission to work in the United Kingdom. If in the reasonable opinion of the Company, you cease to have the appropriate permission to work in the United Kingdom after the Effective Date, this Deed will be terminated with immediate effect.

1.4	Hours of work

(a)	You will normally be required to work at least 30 hours per week for the Company, at such times to be agreed with the Company, however you agree to work such further hours as may be necessary for the proper discharge of your duties. You shall not be entitled to receive any additional remuneration for any further hours worked.

(b)	You acknowledge that the limit in Regulation 4(1) of the Working Time Regulations 1998 shall not apply to you and that your working time (including overtime) may therefore exceed an average of 48 hours for each 7-day period whenever this is necessary for the proper discharge of your duties or in any event as may be required by the Company. You shall be entitled to withdraw your agreement by giving 3 months prior written notice to the Company.

1.5	Continuous service

The Company agrees that your period of continuous service, including your service with CPL, commenced on 1 February 2019 (“Start Date”) and agrees to use the Start Date when calculating any redundancy payment or any other statutory entitlement for you. In the event the Company fails to use the Start Date when calculating any redundancy payment or any other statutory entitlement for you, it shall be obliged to make a payment to you that is equal to the money you would have received, had the Company used the Start Date in the calculation for such payment or entitlement (less any sums that the Company has already made to you in respect of the redundancy payment or statutory entitlement).

2.	DUTIES

2.1	Duties and responsibilities

During employment you will:

(a)	loyally and diligently perform such duties as are allocated to you and exercise all due diligence and care in the performance of your duties. You accept that the Company may, at its discretion, require you to perform duties or tasks not within the scope of your normal duties and you agree to perform such tasks as if they were specifically required under this Deed;

(b)	comply with the reasonable and lawful directions given from time to time by the Company and the Group;

(c)	comply with the Company’s relevant policies and procedures (as amended from time to time) and locally set standards;

(d)	co-operate with the Group in complying with its obligations on health and safety;

(e)	promote and protect the interests of the Group, always giving it the full benefit of your knowledge, expertise and skill, and will not knowingly or deliberately do anything which is to its detriment;

(f)	immediately notify the Board or Human Resources if you become aware of, or involved in, anything which adversely affects, or may adversely affect, the business, interests or reputation of any member of the Group;

and in each case, you will cooperate with the Company in any investigation which it may decide to carry out.

2.2	Conflicts of interest

During your working hours, you are expected (unless prevented by ill health or injury) to devote your full attention and abilities to the business of the Group. You will not, without the prior written consent of the Board (which shall not be unreasonably withheld) accept any other employment, work for, or be directly or indirectly engaged in any other business that directly or indirectly competes with the Company. You will be asked on an annual basis to disclose any conflicts of interest that you have or confirm that you do not have any.

2.3	Anti-Bribery and corruption

During your employment:

(a)	You must at all times comply with any policies of the Company relating to anti-bribery and corruption, and/or gifts and hospitality and you must not instruct, authorise or condone, expressly or impliedly, any corrupt activity. You must cooperate fully with the Company in its investigation of any suspected bribery or corruption that you become aware of and you must take reasonable preventative measures to stop bribery or corruption for which the Company or any company within its Group may be liable.

(b)	You must not, without the prior written consent of the Board, directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of the Group or with a view to any such business being transacted.

(c)	You must not knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Company of any company within the Group and if during your employment you learn of any act or omission by any other person whether or not employed by the Company or any company within its Group which is calculated or may tend to prejudice or injure the interests of the Company or any company within its Group you must promptly report it to the Board giving all necessary particulars.

3.	LOCATION AND MOBILITY

You will be based at the Company’s office. You may be required to travel to and work in another Company site, whether on a temporary or permanent basis, in the performance of your duties. You may also be required to travel overseas in the performance of your duties.

At the date of this Deed, it is not anticipated that you will work overseas for a period of more than one month. You will be informed if this changes.

4.	SALARY AND EXPENSES

4.1	Salary

The Company will pay you a Salary at the rate of £400,000 per annum, effective 1 November 2024. This Salary will accrue from day to day and will normally be payable by equal monthly instalments in arrears on the penultimate working day of the month and will be subject to such deductions as may be required by law or under the terms of this Deed. The Company will review your Salary annually, but such review does not necessarily imply an increase.

You shall be entitled to a discretionary, non-contractual, annual cash bonus scheme of up to a maximum of 40% of your Salary (or such higher amount as may be established by the Board of Directors of Conduit Pharmaceuticals Inc., or a committee thereof, from time to time), which is subject to certain milestones that may be established by the Board of Directors of Conduit Pharmaceuticals Inc., or a committee thereof, from time to time.

4.2	Monies owed to Group

For the purposes of sections 13 – 16 Employment Rights Act 1996, you agree that the Group may deduct from any money owed to you, any money which you owe to the Company or any other member of the Group.

4.3	Expenses

You will be entitled, on production of satisfactory evidence of payment or expenditure, to be reimbursed for all reasonable out-of-pocket expenses properly and wholly incurred by you in the performance of your duties, subject to the terms of any expenses policy from time to time in force.

5.	ILL HEALTH AND INJURY

5.1	Salary during period of incapacity

(a)	If during your employment you become absent from work due to illness or injury you must notify a member of the Board as soon as possible and, if practicable, on the first working day of incapacity. You must complete any self-certification forms which are required by the Company immediately upon your return to work and, if your incapacity continues for more than 7 consecutive days (whether working days or not) you must produce medical certificates to cover the duration of your absence from work. Provided that you comply with these requirements and undergo any medical examination or tests required by the Company under clause 5.1(c), your absence will be regarded as authorised.

(b)	Subject to fulfilment of the appropriate notification and certification requirements as per clause 5.1(a), you shall be entitled to receive:

(i)	your usual Salary during any authorised period or periods of absence due to illness or injury up to a maximum of 26 weeks in aggregate in any four year period; and

(ii)	thereafter, half of your usual Salary during any authorised period or periods of absence due to illness or injury up to a maximum of 12 months in aggregate in any four year period; and

(iii)	thereafter, no further payment from the Company of any company within its Group (other than by way of statutory sick pay or paid statutory holiday) until the resumption of your duties;

provided at all times that any payment due to you in accordance with this clause 5.1(b) shall be subject to set off by the Company in respect of any statutory sick pay or social security benefits to which you may be entitled (whether or not such benefits are actually received).

(c)	You may at the Company’s expense be required during the course of your employment to attend a medical practitioner or clinic nominated by the Company for the purpose of a medical examination to help determine your fitness for continued employment and you shall undergo any tests and examinations reasonably required by the said medical practitioner or clinic and shall authorise disclosure of and cooperate in ensuring the prompt delivery of any resulting report to the Company.

6.	HOLIDAYS

6.1	Holiday entitlement

You will (in addition to normal English or Scottish public holidays, as applicable) be entitled to 30 paid days’ holiday in each complete Holiday Year during your employment. You will receive the equivalent of a day’s salary for each day of annual leave you take in accordance with this clause. The Company may require you to take any outstanding holiday during any period of notice under Clause 8.1 or for which you are not required to work pursuant to Clause 8.4. The Company reserves the right to nominate up to three days of your holiday entitlement to be taken during office closures in the Christmas/New Year period.

Holidays must be taken with the agreement of the Board, who may reserve the right to refuse any holiday request where the operational requirements of the Company are prejudiced. You may, with the approval of the Board, carry forward five days of unused holiday into the next Holiday Year. Any days carried forward must be used by the end of June of the succeeding year or else it will be forfeited automatically without payment in lieu.

6.2	Calculation of entitlement

The entitlement to holiday accrues pro rata throughout each Holiday Year. On the Termination of your employment, you will be entitled to receive the equivalent of a day’s salary in lieu of each day’s holiday accrued but not taken. If you have taken holiday in excess of your accrued entitlement, the Company may deduct the equivalent of a day’s salary for each excess day taken from any monies owed to you by the Company.

7.	PENSION

7.1	It is the Company’s policy not to automatically enrol an individual into the Pension Scheme where the individual holds office as a director of the Company, in accordance with Regulation 5EA of the Occupational and Personal Pension Schemes (Automatic Enrolment) Regulations 2010. For this reason, the Company will not automatically enrol you into the Pension Scheme.

7.2	The Company may be required by law to enrol you into the Pension Scheme. The law sets minimum standards for Pension Scheme membership and allows any employee enrolled into the Pension Scheme to opt-out.

7.3	To recognise the fact that some workers are not eligible for the Pension Scheme or may opt-out of it, a Salary Supplement will be paid by the Company if:

(a)	there is no legal requirement for the Company to enrol you into the Pension Scheme;

(b)	you do not exercise any right to be enrolled into the Pension Scheme; or

(c)	you opt-out of the Pension Scheme and are treated as never having been a member of the Pension Scheme.

7.4	For so long as you are a member of the Pension Scheme:

(a)	you will not be entitled to the Salary Supplement; and

(b)	the Company will be entitled to deduct any pension contributions from your salary and pay these to the Pension Scheme for and in respect of you.

7.5	The Company reserves the right to change or withdraw the Pension Scheme and any Pension Scheme terms which apply to you. The terms of this contract are subject to the terms of the Pension Scheme from time to time in force. Further information about the Pension Scheme and your contribution levels are available from the Board.

7.6	A contracting out certificate is not in force in relation to your employment.

7.7	In this Clause 7, the following terms shall have the following meanings:

(a)	“Pension Scheme” means an occupational or personal pension scheme used by the Company where membership and / or contributions are associated with your employment with the Company; and

(b)	“Salary Supplement” means an amount equal to the total pension contributions payable as a minimum in relation to you, in circumstances where you would not be eligible for the Salary Supplement. At the date of this Deed it is anticipated that the Salary Supplement will be £20,000. The Company may in its absolute discretion amend the value of the Salary Supplement from time to time. The Salary Supplement will be subject to such deductions as may be required by law from time to time.

8.	TERMINATION

8.1	Period of notice

Subject to clauses 8.2 and 8.3 of this Deed, your employment will continue until you give the Company not less than 6 months’ written notice to terminate it or the Company gives you not less than 6 months’ written notice.

8.2	Payment in lieu of notice period

(a)	Instead of requiring you to continue performing your duties and requiring the Company to provide you with duties during any unexpired period of your employment, the Company may, at its sole discretion, by written notice, elect to terminate your employment with immediate effect and give you a payment in respect of your salary and contractual benefits for such unexpired period, less such deductions as are required by law. The Company shall make any payment due to you in accordance with this clause within 28 days of the date your employment terminates. You will not, in any circumstances, have any right to a payment in lieu of notice unless the Company has made an election by written notice under Clause 8.2(a) to make such a payment. A termination pursuant to Clause 8.2(a) shall take effect on the date notice is given to you, irrespective of any dispute about the calculation of the payment in lieu, or a delay or failure to make the payment to you (but without prejudice to any ability on your part to claim the sum due under this Clause).

(b)	Any payment made by the Company in respect of this Clause 8.2 is made on the basis that you are deemed to warrant that you have not committed a repudiatory breach of this Deed. Should the Company become aware that you have committed a repudiatory breach of this Deed, the Company will be entitled to recover in full all sums paid under this Clause from you immediately, but the continuing obligations under this Deed will otherwise remain in force

For the avoidance of doubt, this Clause will not prevent the Company from terminating your employment in breach of its terms.

8.3	Summary dismissal

Notwithstanding the provisions of clause 8.1, and 8.2, the Company may by written notice terminate your employment (without being under any obligation to pay any further sums to you whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if you:

(a)	in the performance of your duties commit an act of gross misconduct or any act of misconduct having already received a final written warning;

(b)	through your acts or omissions (whether at or outside work) adversely prejudice or are likely in the reasonable opinion of the Board to prejudice adversely the interests or reputation of the Group;

(c)	are convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom and elsewhere for which a penalty of imprisonment cannot be imposed);

(d)	are made the subject of a bankruptcy order or have a receiving order or an administration order made against you or if you make any composition or arrangement with your creditors generally or otherwise take advantage of any statute from time to time in force offering relief for insolvent debtors;

(e)	become a patient within the meaning of the Mental Health Act 1983; or

(f)	resign as a director of the Company without the written consent of the Board or are disqualified from holding or cease to hold office as a director of the Company by virtue of any court order, under any provision of general law or under any provision of the Company’s Articles of Association as then in force.

8.4	Garden leave and projects

If the Company wishes to terminate your employment or if you wish to leave the employment of the Company, in either case, the Company may require you, before the expiry of the period of notice specified in Clause 8.1, and whether or not notice has been given under that Clause:

(a)	to perform duties not within your normal duties or to undertake special projects having regard to your skills and experience; or

(b)	not to attend for work for all or any part of the period of notice (if notice has been given) or (if notice has not been given) for a period equivalent to the notice required to be given by you under Clause 8.1. For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your Salary and other contractual entitlements and will continue to be bound by all the terms of this Deed. You will not, directly or indirectly, work for any person, have any contact with any customer of the Group or, for business purposes, have contact with any employee of the Group without the prior written agreement of the Company. If you are not required to attend for work under this paragraph, the Company will be entitled to offset any outstanding accrued holiday due to you for each day of non-attendance.

8.5	Your obligations

(a)	Upon the termination of your employment or upon the exercise by the Company of its right under Clause 8.4, you will hand over to the Company all property belonging to any member of the Group or relating to its business which may be in your possession or under your control, and without you or anyone on your behalf keeping copies of any reproducible items or extracts from them, and without having downloaded any information stored on any computer storage medium.

(b)	You shall, at the written request of the Board, immediately resign (without claim for compensation) from all and any directorships and other offices held in the Company and from any other appointments or offices which he holds as nominee or representative of the Company.

9.	CONTINUING OBLIGATIONS

The Termination of your employment will not affect the rights or remedies of either party against the other in respect of any prior breach of any of its provisions or the continuing obligations of either you or the Company under any provision of this Deed expressed to have effect after your employment has terminated.

10.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

You agree to be bound by the provisions of Schedule 1 (Confidentiality and intellectual property rights).

11.	DATA PROTECTION AND USE OF EQUIPMENT

11.1	Processing of your personal data

You shall at all times during your employment with the Company act in accordance with the General Data Protection Regulations 2016/679 (the “GDPR”) and all applicable regulations, domestic legislation and any successor legislation relating to the protection of individuals with regards to the processing of personal data to which the Company (and each relevant Group company) is subject. You must ensure that you are fully aware of and comply with any Company policies relating to data protection and data security. You acknowledge that the Company will hold personal data relating to you which is necessary or reasonably required for the proper performance of this Deed and in connection with your employment, including: (i) the performance of the Company’s responsibility as your employer; (ii) the administration of the employment relationship (both during and after the employment); (iii) the conduct of the Company’s business; or (iv) where such provision is required by law (including to comply with its obligations regarding the retention of your records). Such data will include, but will not be limited to, your employment application, address, references, bank details, work, holiday and sickness records, next of kin and maternal, parental and paternity information, salary reviews, remuneration details, performance appraisals, disciplinary and grievance information, and other records (which may, where necessary, include sensitive personal data relating to your health and data held for diversity monitoring purposes). Your right of access to such data is as prescribed by law.

11.2	Use of equipment

Reasonable personal use of the Company’s IT systems which does not interfere with the Company’s business or your work commitments is permitted. However, it is extremely important that you remember that the purpose of the facilities provided is for business use, and any personal use must be viewed in that context and must be in full compliance with the Company’s policies and procedures from time to time in force.

11.3	Mobile technology

During your employment, you are required to provide the Company, upon request, with copies of all documents, emails and any other communications, information or property belonging to the Company or any members of the Group, or relating to any of its or their business, clients, employees or suppliers in your possession including those which have been produced, stored or transmitted by you on devices which are not owned by, or under the control of, the Company or any other member of the Group (“Own Device Material”). Not less than 28 days before any termination, you will notify the Company if you have any Own Device Material and will request instructions as to what the Company wishes you to do. This may involve permitting the Company to have access to your devices for the purpose of identifying, analysing or copying such material, and you will cooperate fully and promptly with any such requests. It is acknowledged that the Company may, or may require you to, delete all Own Device Material (without you or anyone on your behalf retaining copies of such documents or extracts from them) from any devices which you own or which are under your control and if appropriate, the Company may require written confirmation that you have done so.

12.	DISCIPLINARY AND GRIEVANCE

You are subject to the Company’s disciplinary and grievance procedures from time to time in force. These policies and procedures do not form part of your contract of employment, and the Company reserves the right to modify or terminate these policies and procedures at its discretion from time to time.

The Company may, in its absolute discretion, suspend you from work in order to investigate any alleged misconduct. During any such suspension you will be paid the Salary to which you would be entitled had you not been suspended.

If you are dissatisfied with any disciplinary decision taken against you (including a decision to dismiss you) or if you seek redress for any grievance relating to your employment, you should raise the issue in writing with a member of the Board.

13.	TRANSFER OF AGREEMENT

The Company may, at any time during your employment, by written notice, substitute any other member of the Group as your employer on the same terms and with the same responsibilities, whereupon this Deed (as amended from time to time) will remain in full force and effect except that the obligations and benefits previously owed to or enjoyed by the Company will be owed to or enjoyed by that other member of the Group, and accordingly references to the Company shall thereafter be deemed to be references to that other member of the Group. More than one such transfer may be made.

14.	MISCELLANEOUS

14.1	The terms of this Deed constitute the entire agreement between us and supersedes all previous terms agreed between you and the Company, and no variation or addition to it, and no waiver of any provision, will be effective unless in writing and agreed to by both parties.

14.2	You will accept the terms of this Deed on the basis that the Company is agreeing to its terms for itself and for each member of the Group, with the intention that each such Company will be entitled to enforce the terms of this Deed against you. The Contracts (Rights of Third Parties) Act 1999 will not create any rights in favour of you in relation to the benefits granted now or at any time in connection with your employment.

14.3	This Deed will be construed in accordance with English law and both parties irrevocably submit to the exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with this Deed.

14.4	This Deed may be executed in counterparts which together shall constitute one Deed.

14.5	You agree that the schedule to this Deed forms part of this Deed.

15.	DEFINED TERMS

In this Deed:

“Board” means the Board of Directors of the Company, as constituted from time to time, including any duly appointed committee or nominee of the Board;

“Effective Date” means 15 November 2024

“Group” means any of the following from time to time: the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, where “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006;

“Holiday Year” means 1 April to 31 March;

“Salary” means the salary payable from time to time under Clause 4.1 {Salary);

“Termination” means the ending of your employment, however it arises, and irrespective of its cause or manner

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have caused this Deed to be executed as of the date first written above.

EXECUTED as a DEED by CONDUIT		)	CONDUIT PHARMACEUTICALS LIMITED
PHARMACEUTICALS LIMITED acting by one		)
Director in the presence of:		)
/s/ David Tapolczay
Witness Signature:	/s/ Lucius Raggett		By:	David Tapolczay
			Its:	Director
Witness Name:	Lucius Raggett

Address: ____________________________________________

___________________________________________________

Occupation: _________________________________________

EXECUTED as a DEED by CONDUIT UK		)	CONDUIT UK MANAGEMENT LTD.
MANAGEMENT LTD. acting by one Director in		)
the presence of		)
/s/ James Bligh
Witness Signature:	/s/ Lucius Raggett		By:	James Bligh
			Its:	Director
Witness Name:	Lucius Raggett

Address: ____________________________________________

___________________________________________________

Occupation: _________________________________________

EXECUTED as a DEED by JAMES BLIGH in the		)	JAMES BLIGH
presence of:		)
)
/s/ James Bligh
Witness Signature:	/s/ Lucius Raggett

Witness Name:	Lucius Raggett

Address: ___________________________________________

___________________________________________________

Occupation: _________________________________________

SCHEDULE 1

Confidentiality and intellectual property rights

1.	CONFIDENTIALITY

1.1	Confidential information

You acknowledge that, during your employment, you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Group. This includes, but is not limited to, information and secrets relating to:

(a)	corporate and marketing strategies, business development and plans, maturing business opportunities and research results;

(b)	business methods and processes, manuals and operating procedures, technical information and know-how relating to the Group’s business and which is not in the public domain, including inventions, designs, programs, techniques, database systems, formulae and ideas;

(c)	business contacts, lists of customers and suppliers and details of contracts with them and their current or future requirements;

(d)	information on employees, including their particular skills and areas of expertise and their terms of employment;

(e)	budgets, management accounts and other financial reports;

(f)	inside information or potential inside information relating to shares or securities listed or dealt in on any recognised stock exchange; and

(g)	any document or information marked or orally communicated as being “confidential” or any information not in the public domain,

together the “Confidential Information”.

1.2	Using Confidential Information

You will not, during your employment (otherwise than in the proper performance of your duties, and then only to those who need to know such Confidential Information) or thereafter (except with the prior written consent of the Board or as required by law):

(a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

(b)	cause or facilitate any unauthorised disclosure through any failure by you to exercise all due care and diligence of; or

(c)	make use (other than for the benefit of the Group) of any Confidential Information which may have come to your knowledge during your employment with the Company or in respect of which the Group may be bound by an obligation of confidence to any third party. You will also use your best endeavours to use adequate security measures and prevent the publication or disclosure of any such Confidential Information. These restrictions will not apply after your employment has terminated to Confidential Information which has become available to the public generally, otherwise than through unauthorised disclosure.

1.3	Returning Confidential Information

All notes, memoranda, and other records (however stored) made by you during your employment and which relate to the business of the Group or its customers, employees or suppliers which contain Confidential Information will belong to the relevant member of the Group and will promptly be handed over to the Company (or as the Company directs) from time to time on request and at the end of your employment, without copies being kept by you or anyone else on your behalf. You agree, on return of such records, to give an undertaking that you have not retained any Confidential Information or any copies of it.

2.	INTELLECTUAL PROPERTY RIGHTS

2.1	Employee Intellectual Property and Employee Invention

You will notify and disclose any Employee Intellectual Property and any Employee Invention to the Company in an appropriate manner (bearing in mind the need to keep inventions confidential) as soon as it comes into existence, and you shall keep any such Employee Intellectual Property or Employee Invention confidential. The notification and disclosure obligations in this Paragraph shall also apply to any inventions, irrespective of whether the Company is entitled to ownership by virtue of s39 Patents Act 1977, and if the Company is not entitled to ownership, it shall keep the information confidential in accordance with Paragraph 1 (Confidentiality) (unless otherwise agreed).

Except as provided by law and, in particular, as provided by the Patents Act 1977, all Employee Inventions and Employee Intellectual Property will belong to the Company. Insofar as permissible by law, you hereby assign to the Company absolutely with full title guarantee and free from all liens, charges and encumbrances (by way of present assignment of all future rights) all your rights, title and interest in and to the Employee Invention and Employee Intellectual Property. Any Employee Invention or Employee Intellectual Property which cannot be assigned to the Company in accordance with this Paragraph will, insofar as permissible by law, be held on trust by you for the benefit of the Company (and any relevant member of the Group) until the same are vested absolutely in the Company.

Except as provided by law and set out herein, you have no rights to additional remuneration or compensation in respect of any Employee Intellectual Property or Employee Invention.

2.2	Company interests

You acknowledge, including for the purpose of s39 Patents Act 1977, that, because of the nature of your duties and the particular responsibilities arising from those duties, your employment with the Company carries with it a special obligation to further the interests of the Company and other members of the Group.

2.3	Your duties

You undertake that, at the Company’s expense and upon request (whether during or after the termination of your employment), you will execute such documents, make such applications, give such assistance and do such acts and things as may be necessary to enable the Company (and any relevant member of the Group) to enjoy the full benefit of this Paragraph 2, whether during or after termination of your employment. This will include the giving of assistance or advice (including giving evidence if so required) in connection with:

(i)	the prosecution of any applications for the registration of;

(ii)	any claims or proceedings brought to prevent or bring to an end the infringement of;

(iii)	all steps necessary to assign; and/or

(iv)	any claims or proceedings concerning or affecting the validity of, any Employee Intellectual Property and/or any rights in any Employee Invention.

Should you fail to comply with a request under Paragraph 2.3, you hereby grant to any duly authorised representative of the Company an irrevocable power of attorney to sign any documents and take such other steps as are necessary to give effect to this Paragraph 2.

2.4	Delivery

(a)	Immediately upon the termination of your employment or earlier at the Company’s request, you will deliver up to the Company the subject matter of, and all data relating to, all Employee Intellectual Property and Employee Inventions (including all related documents and materials and, in the case of software, all source code in a format or formats reasonably requested by the Company) in your possession, custody or power, and ensure that all know-how relating to all Employee Intellectual Property and Employee Invention is recorded on the Company’s know-how systems or otherwise communicated or made available to the Company.

(b)	Following termination of your employment, you:

(i)	will make yourself available to explain know-how or other aspects of any Employee Intellectual Property and/or Employee Inventions, if reasonably requested by the Company; and

(ii)	will keep all the Employee Intellectual Property and Employee Inventions confidential unless or until they are disclosed in the public domain or otherwise cease to be confidential through no fault or act of your own.

2.5	Moral rights

You irrevocably waive all moral rights which you might otherwise have or be deemed to have under Chapter IV Copyright, Designs and Patents Act 1988 or under any other similar law anywhere in the world.

2.6	Defined terms in this Schedule 1

For the purpose of this Schedule 1:

(a)	“Employee Intellectual Property” means all Intellectual Property which you alone or with one or more others may make, originate, suggest, devise or develop during the period of your employment (whether or not made, originated or developed during normal working hours) and which affect or relate to or connect to the business of the Group from time to time or are capable of being used or adapted for use in it, other than any Employee Inventions;

(b)	“Employee Invention” means all inventions (which term bears the same meaning as in the Patents Act 1977) which you alone or with one or more others may make, originate, suggest, devise or develop, either in the course of (i) your normal duties where an invention might reasonably be expected to result from the carrying out of your duties, or (ii) duties falling outside your normal duties, but specifically assigned to you where an invention might reasonably be expected to result from the carrying out of you duties, or (iii) duties where, at the time of making the invention, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you in each case, whether or not made, originated or developed during normal working hours had a special obligation to further the interests of the Company and/or the Group; and

(c)	“Intellectual Property” means all present and future intellectual property, including patents, inventions, utility models, trade and service marks, trade names, domain names, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable, and including registrations and applications for registration of any of these and rights to apply for the same, rights to receive equitable remuneration in respect of any of these and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world (whether now known or in the future created), in each case for the full term thereof, including all renewals and extensions.

2.7	Protected Activity

Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit you from (i) filing a charge with, reporting possible violations of U.S. federal law or regulation to, participating in any investigation by, or cooperating with any U.S. governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable U.S. law or regulation; (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any U.S. federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (iii) making disclosures that are protected by the U.S. National Labor Relations Act or similar applicable law.

You also acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the U.S. Defend Trade Secrets Act: (a) You shall not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a U.S. Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) You shall not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Confidential Information to your attorney and use the Confidential Information in the court proceeding, if you file any document containing the Confidential Information under seal, and do not disclose the Confidential Information, except pursuant to court order.